Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Reports Second Quarter 2016 Financial and Operating Results

DENVER - August 4, 2016 - Bill Barrett Corporation (the "Company") (NYSE: BBG) reports second quarter of 2016 financial and operating results, including these highlights:

•	Production sales volumes of 1.6 MMBoe (64% oil), representing an 18% sequential increase compared to the first quarter of 2016 and exceeded second quarter guidance by 14%

•	Raised the low end of 2016 production guidance to 5.9-6.2 MMBoe despite the sale of non-core Uinta Basin assets

•	Capital expenditures of $15.6 million compared to second quarter guidance of $30-$35 million

•
2016 planned capital expenditure range reduced to $75-$100 million from $90-$135 million as a result of continued cost control; represents a 30% decrease from the mid-point of original guidance; expect to be cash flow positive for 2016

•	DJ Basin oil price differential narrowed to $4.82 per barrel, representing a 14% sequential improvement

•	LOE averaged $5.28 per Boe, representing an 18% sequential improvement

•	LOE guidance lowered to $31-$34 million from $33-$36 million to reflect cost reductions and the sale of higher operating cost properties in the Uinta Basin

•	Exited the second quarter of 2016 with over $100 million of cash (pro forma for Uinta Basin asset sale of $30 million that closed in July) and an undrawn credit facility of $335 million

•	Debt exchange reduced net debt by $84.7 million or 12% and annual interest expense burden by approximately $6.5 million or 11%

Chief Executive Officer and President Scot Woodall commented, "Executing on the items within our control is paying off as we reported very good second quarter results that were paced by production volumes that were 18% higher than the first quarter and capital expenditures and operating costs that were below expectations. We recognized a significant reduction in well costs during the first half of the year, allowing us to cut our capital expenditure outlook for the second time this year. We are raising the low end of our production outlook despite the loss of production associated with the sale of non-core Uinta Basin assets. We continue to benefit from having no firm marketing commitments for our oil volumes and achieved a 14% sequential improvement to the first quarter in the pricing of our DJ Basin barrels as regional infrastructure continues to improve. We have maintained positive momentum with respect to reducing costs as a result of increased operating efficiencies and expect per unit LOE to maintain a downward trend. Looking ahead to the remainder of the year, we are monitoring industry conditions to determine the appropriate time to resume drilling operations. Based on our current internal projections and pricing scenarios, we are positioned to be cash flow positive this year even at the high-end of our updated capital range. We remain financially well positioned with a cash position in excess of $100 million (pro forma for the Uinta Basin asset sale), an undrawn credit facility, and a solid hedge position that provides ample liquidity."

OPERATING AND FINANCIAL RESULTS

The following table summarizes the operating and financial results for the second quarter of 2016 and 2015 and the first quarter of 2016:

	Three Months Ended June 30,			Three Months Ended March 31,
	2016	2015	Change	2016	Change
Combined production sales volumes (MBoe)	1,607	1,628	(1)%	1,367	18%
Net cash provided by (used in) operating activities ($ millions)	$8.3	$37.3	(78)%	$40.5	(80)%
Discretionary cash flow ($ millions) (1)	$32.8	$51.4	(36)%	$24.4	34%
Combined realized prices with hedging (per Boe)	$44.84	$60.13	(25)%	$45.42	(1)%
Net income (loss) ($ millions)	$(48.4)	$(44.6)	(9)%	$(46.5)	(4)%
Per share, basic	$(0.93)	$(0.92)	(1)%	$(0.96)	3%
Per share, diluted	$(0.93)	$(0.92)	(1)%	$(0.96)	3%
Adjusted net income (loss) ($ millions) (1)	$(6.7)	$(4.0)	(68)%	$(13.7)	51%
Per share, basic	$(0.13)	$(0.08)	(63)%	$(0.28)	54%
Per share, diluted	$(0.13)	$(0.08)	(63)%	$(0.28)	54%
Weighted average shares outstanding, basic (in thousands)	51,832	48,299	7%	48,499	7%
Weighted average shares outstanding, diluted (in thousands)	51,832	48,299	7%	48,499	7%
EBITDAX ($ millions) (1)	$47.3	$66.4	(29)%	$39.4	20%

(1)
Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Oil, natural gas and natural gas liquids ("NGL") production from the Denver-Julesburg ("DJ") Basin and Uinta Oil Program ("UOP") totaled 1.6 million barrels of oil equivalent ("MMBoe") in the second quarter of 2016, which was 18% higher on a sequential basis to the first quarter of 2016 and 14% higher than the Company's guidance of 1.4 MMBoe. Second quarter production exceeded guidance primarily due to initial production from a 16-well drilling and spacing unit ("DSU") located in Section 5-62-22 in NE Wattenberg that began producing earlier than forecast. Lower production sales volumes to the comparable 2015 period were primarily the result of non-core asset sales in the DJ Basin and UOP that were completed during 2015 and 2016.

Second quarter of 2016 production was 64% oil, 20% natural gas and 16% NGLs, which was consistent with guidance.

	Three Months Ended June 30,			Three Months Ended March 31,
	2016	2015	Change	2016	Change
Production Sales Data:
Oil (MBbls)	1,023	1,120	(9)%	886	15%
Natural gas (MMcf)	1,944	1,800	8%	1,626	20%
NGLs (MBbls)	260	208	25%	210	24%
Combined volumes (MBoe)	1,607	1,628	(1)%	1,367	18%
Daily combined volumes (Boe/d)	17,659	17,890	(1)%	15,022	18%

Cash operating costs (lease operating expense ("LOE"), gathering, transportation and processing costs and production tax expense) averaged $7.85 per Boe in the second quarter of 2016 compared to $6.81 per Boe in the first quarter of 2016. Lower per unit cash operating costs in the first quarter of 2016 were related to an annual adjustment of Colorado ad valorem tax based on actual assessments and of the related Colorado severance tax credit. Normalized production taxes are expected to approximate 8% of pre-hedge revenue for the remainder of 2016.

LOE averaged $5.28 per Boe in the second quarter of 2016, down 18% compared to the first quarter of 2016 and 25% lower than the second quarter of 2015. LOE for the DJ Basin averaged $3.74 per Boe in the second quarter of 2016 compared to $4.80 per Boe in the first quarter of 2016 and $5.84 per Boe in the second quarter of 2015. This was primarily a result of increased operating efficiencies and service cost reductions. Per unit LOE is expected to continue a downward trend following the Uinta Basin asset sale reflecting a higher LOE component associated with the properties.

	Three Months Ended June 30,			Three Months Ended March 31,
	2016	2015	Change	2016	Change
Average Costs (per Boe):
Lease operating expenses	$5.28	$7.01	(25)%	$6.46	(18)%
Gathering, transportation and processing expense	0.38	0.57	(33)%	0.58	(34)%
Production tax expenses	2.19	2.34	(6)%	(0.23)	*NM
Depreciation, depletion and amortization	27.05	32.36	(16)%	30.74	(12)%

* Not meaningful

Uinta Basin Asset Sale

The Company announced on July 14, 2016, that it closed the sale of certain non-core assets located in the Uinta Basin for net cash proceeds of approximately $30 million, subject to customary post-closing adjustments. The proceeds from the sale will be used for general corporate purposes and to enhance the Company's liquidity position.

Debt and Liquidity

At June 30, 2016, the principal debt balance was $718.9 million, while cash and cash equivalents were $87.4 million, resulting in net debt (principal balance of debt outstanding less the cash and cash equivalents balance) of $631.5 million. Pro forma for the Uinta Basin asset sale, the Company maintains a cash position in excess of $100 million.

The Company announced on June 2, 2016, that it completed a privately negotiated exchange with a holder of the Company’s 7.625% Senior Notes due 2019 (the “Notes”). As a result of this transaction, the principal amount of the Notes was reduced by $84.7 million or 21% and net debt by 12%. This transaction will also result in annual interest savings of approximately $6.5 million.

Capital Expenditures

The Company exhibited continued capital discipline during the second quarter of 2016 as capital expenditures ("capex") totaled $15.6 million, which was significantly below the Company's guidance range of $30-$35 million. This was primarily due to the most recent XRL well costs being executed approximately 15% below forecast drilling and completion cost of $4.75 million and the timing of infrastructure related spending and other non-drilling related capital.

Capex included completing 8 XRL wells that began initial flowback operations during the quarter and consisted of $13.9 million for drilling, $0.3 million for leaseholds, and $1.4 million for infrastructure and corporate assets. The Company did not spud any new wells and had minimal capital expenditures associated with the Uinta Basin.

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	Average Net Daily Production (Boe/d)	Wells Spud Net	Capital Expenditures ($ millions)	Average Net Daily Production (Boe/d)	Wells Spud Net (1)	Capital Expenditures ($ millions)
Basin:
Denver-Julesburg	14,176	—	$15.2	12,923	4	$59.3
Uinta	3,385	—	0.3	3,363	—	1.0
Other	98	—	0.1	55	—	1.1
Total	17,659	—	$15.6	16,341	4	$61.4

(1)	Includes operated and non-operated wells

OPERATIONAL HIGHLIGHTS

DJ Basin

•	Produced an average of 14,176 Boe/d, represents an increase of 21% from the first quarter of 2016.

•
Second quarter production benefited from the start up of production from a 16-well DSU, which included 15 XRL wells, located in Section 5-62-22 of NE Wattenberg, which initiated production earlier than forecast.

•
Drilling and completion costs for XRL wells in the first half of 2016 were approximately 15% below forecast costs of $4.75 million, contributing to first half capital expenditures coming in significantly below guidance.

•
Placed 24 wells, including 23 XRL wells, on initial flowback during the second quarter of 2016. The wells are in various stages of producing and ramping up to a peak initial rate. Activity to date has included utilizing several modified drilling and completion concepts to determine the optimal technique.

•	The following DSUs are currently in various stages of production:

◦
Section 6-62-15 - the "Will" DSU is located within the northern area of NE Wattenberg and includes 9 XRL wells. The wells primarily utilized a standard completion design[1] except for two wells that incorporated a higher sand concentration of 1,200 pounds of sand per lateral foot. In addition, the DSU includes the initial Niobrara "A" and Niobrara "C" wells drilled on the northern acreage.

◦
Section 5-62-22 - the wells are located within the central area of NE Wattenberg and includes 15 XRL wells within a single DSU that began initial flowback in April 2016. The wells primarily utilized the standard completion design, but also incorporated a tighter frac density concept utilizing an 82-stage completion on four wells.

◦
Section 4-62-9 - the wells are located within the southern area of NE Wattenberg and includes 8 XRL wells that began initial flowback in June 2016. The wells primarily utilized the standard completion design, but also incorporated a new spacing concept.

(1)	Standard completion design includes ~9,500' lateral with plug-and-perf, 55-stage completion, and ~1,000 lbs of sand/lateral foot

•
The oil price differential averaged $4.82 per barrel less than WTI, a 14% improvement from the first quarter of 2016 average of $5.61 per barrel and a decrease from the second quarter of 2015 of $8.77 per barrel. The Company's oil pricing continues to benefit from having no firm takeaway capacity commitments as regional infrastructure has improved.

•
As previously announced, due to the uncertainty of a sustained oil price recovery during 2016, the Company elected to curtail drilling activity to preserve capital and released the sole drilling rig that was operating during the first quarter. The Company continues to monitor industry conditions to determine the appropriate time to resume drilling activities during the second half of 2016.

Uinta Oil Program

Given the outlook for commodity prices and a focus on its core DJ Basin assets, the Company has curtailed activity in the UOP and did not drill or complete any wells during the second quarter of 2016. Operations continue to be focused on improving operational efficiencies, and associated cost reductions have been realized as a result of lower lease operating costs.

2016 OPERATING GUIDANCE

The Company is providing the following update to its 2016 operating guidance. See "Forward-Looking Statements" below.

•	Capital expenditures of $75-$100 million, reduced from $90-$135 million, reflecting lower well costs and lower infrastructure related and other non-drilling related capital.

◦	Represents a 30% decrease from the mid-point of initial 2016 guidance

◦	The low end of guidance assumes that no new XRL wells are drilled.

•	Production of 5.9-6.2 MMBoe, raised the low end of guidance despite the sale of non-core assets in the Uinta Basin.

◦	Full-year 2016 guidance reflects the loss of approximately 0.1 MMBoe for the second half of the year associated with the Uinta Basin asset sale

◦	Third quarter production sales volumes are expected to approximate 1.5-1.6 MMBoe

•	Lease operating expense of $31-$34 million, decreased from $33-$36 million to reflect cost reductions and the sale of higher operating cost properties in the Uinta Basin

•	General and administrative expenses of $30-$33 million, decreased from $31-$34 million to reflect lower costs in the second half of the year

•	Gathering, transportation and processing costs of $2-$4 million, decreased from $3-$5 million to reflect the sale of properties in the Uinta Basin

COMMODITY HEDGES UPDATE

Generally, it is the Company's strategy to hedge 50%-70% of production on a forward 12-month to 18-month basis to reduce the risks associated with unpredictable future commodity prices to provide certainty for a portion of its cash flow and to support its capital expenditure program.

The following table summarizes hedge positions as of August 4, 2016:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
3Q16	7,750	72.57	5,000	4.10
4Q16	7,750	72.57	5,000	4.10
1Q17	5,250	59.73	10,000	2.96
2Q17	5,250	59.73	10,000	2.96
3Q17	2,500	66.99	10,000	2.96
4Q17	2,500	66.99	10,000	2.96

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

Second Quarter Conference Call and Webcast

The Company plans to host a conference call on Friday, August 5, 2016, to discuss the results and management's outlook for the future. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.billbarrettcorp.com, accessible from the home page. To join by telephone, call (855) 760-8152 ((631) 485-4979 international callers) with passcode 48781208. The webcast will remain on the Company's website for approximately 30 days and a replay of the call will be available through August 12, 2016 at (855) 859-2056 ((404) 537-3406 international) with passcode 48781208.

Investor Events

Members of the Company's management will participate in the following investor events:

•	August 15, 2016 - EnerCom's The Oil & Gas Conference in Denver, CO

•	September 7-8, 2016 - Barclays CEO Energy-Power Conference in New York, NY

•	September 20, 2016 - Deutsche Bank Energy Summit in Boston, MA

•	September 21, 2016 - Johnson Rice & Company Energy Conference in New Orleans, LA

•	September 28, 2016 - Deutsche Bank Leveraged Finance Conference in Scottsdale, AZ

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2016 Operating Guidance," which contains projections for certain 2016 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Production Data:
Oil (MBbls)	1,023	1,120	1,909	2,245
Natural gas (MMcf)	1,944	1,800	3,564	3,558
NGLs (MBbls)	260	208	471	371
Combined volumes (MBoe)	1,607	1,628	2,974	3,209
Daily combined volumes (Boe/d)	17,659	17,890	16,341	17,729

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$39.93	$48.68	$34.20	$42.89
Natural gas (per Mcf)	1.50	2.33	1.57	2.46
NGLs (per Bbl)	12.55	12.76	11.15	13.00
Combined (per Boe)	29.26	37.70	25.60	34.24

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$63.34	$78.44	$63.50	$77.35
Natural gas (per Mcf)	2.07	4.10	2.16	4.01
NGLs (per Bbl)	12.55	12.76	11.15	13.00
Combined (per Boe)	44.84	60.13	45.11	60.07

Average Costs (per Boe):
Lease operating expenses	$5.28	$7.01	$5.82	$7.85
Gathering, transportation and processing expense	0.38	0.57	0.47	0.58
Production tax expenses	2.19	2.34	1.08	1.98
Depreciation, depletion and amortization	27.05	32.36	28.81	32.70
General and administrative expense (1)	6.18	9.01	7.52	8.73

(1)
Includes long-term cash and equity incentive compensation of $1.61 and $1.70 for the three months ended June 30, 2016 and 2015, respectively, and $2.19 and $1.81 for the six months ended June 30, 2016 and 2015, respectively.

BILL BARRETT CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of June 30,	As of December 31,
	2016	2015
	(in thousands)
Assets:
Cash and cash equivalents	$87,423	$128,836
Assets classified as held for sale	33,717	—
Other current assets (1)	78,503	145,481
Property and equipment, net	1,116,793	1,170,684
Other noncurrent assets (1)	26,159	61,519
Total assets	$1,342,595	$1,506,520

Liabilities and Stockholders' Equity:
Liabilities associated with assets held for sale	$4,785	$—
Other current liabilities	78,437	145,231
Long-term debt, net of debt issuance costs	711,279	794,652
Other long-term liabilities (1)	14,570	17,221
Stockholders' equity	533,524	549,416
Total liabilities and stockholders' equity	$1,342,595	$1,506,520

(1)
At June 30, 2016, the estimated fair value of all of the Company's commodity derivative instruments was a net asset of 48.2 million, comprised of $41.7 million of current assets, $6.8 million of non-current assets and $0.3 million of non-current liabilities. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Operating and Other Revenues:
Oil, gas and NGLs	$47,025	$61,382	$76,146	$109,868
Other	259	1,236	572	1,784
Total operating and other revenues	47,284	62,618	76,718	111,652
Operating Expenses:
Lease operating	8,479	11,405	17,306	25,196
Gathering, transportation and processing	611	933	1,399	1,875
Production tax	3,520	3,816	3,205	6,350
Exploration	21	92	48	125
Impairment, dry hole costs and abandonment	234	1,090	792	2,345
(Gain) Loss on divestitures	(708)	(644)	(708)	(682)
Depreciation, depletion and amortization	40,392	52,674	82,408	104,928
Unused commitments	4,568	4,387	9,136	8,775
General and administrative (1)	9,937	14,672	22,357	28,001
Total operating expenses	67,054	88,425	135,943	176,913
Operating Income (Loss)	(19,770)	(25,807)	(59,225)	(65,261)
Other Income and Expense:
Interest and other income	57	144	94	419
Interest expense	(15,423)	(17,390)	(31,169)	(33,820)
Commodity derivative gain (loss) (2)	(21,980)	(27,657)	(13,312)	6,781
Gain (loss) on extinguishment of debt	8,697	(818)	8,697	1,749
Total other income and expense	(28,649)	(45,721)	(35,690)	(24,871)
Income (Loss) before Income Taxes	(48,419)	(71,528)	(94,915)	(90,132)
(Provision for) Benefit from Income Taxes	—	26,947	—	33,820
Net Income (Loss)	$(48,419)	$(44,581)	$(94,915)	$(56,312)

Net Income (Loss) per Common Share
Basic	$(0.93)	$(0.92)	$(1.89)	$(1.17)
Diluted	$(0.93)	$(0.92)	$(1.89)	$(1.17)
Weighted Average Common Shares Outstanding
Basic	51,832	48,299	50,165	48,249
Diluted	51,832	48,299	50,165	48,249

(1)
Includes long-term cash and equity incentive compensation of $2.6 million and $2.8 million for the three months ended June 30, 2016 and 2015, respectively, and $6.5 million and $5.8 million for the six months ended June 30, 2016 and 2015, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$25,043	$36,523	$58,005	$82,898
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(27,863)	(38,234)	(57,349)	(78,968)
Unrealized gain (loss) on derivatives (1)	(19,160)	(25,946)	(13,968)	2,851
Total commodity derivative gain (loss)	$(21,980)	$(27,657)	$(13,312)	$6,781

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more accurate comparison to its peers.

BILL BARRETT CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Operating Activities:
Net income (loss)	$(48,419)	$(44,581)	$(94,915)	$(56,312)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	40,392	52,674	82,408	104,928
Impairment, dry hole costs and abandonment expense	234	1,090	792	2,345
Unrealized derivative (gain) loss	47,023	64,180	71,317	76,117
Deferred income tax benefit	—	(26,947)	—	(33,820)
Incentive compensation and other non-cash charges	2,102	2,470	5,431	5,213
Amortization of deferred financing costs	863	2,283	1,502	3,350
(Gain) loss on sale of properties	(708)	(644)	(708)	(682)
(Gain) loss on extinguishment of debt	(8,697)	818	(8,697)	(1,749)
Change in operating assets and liabilities:
Accounts receivable	(2,869)	8,045	9,544	17,109
Prepayments and other assets	(311)	225	(902)	(1,139)
Accounts payable, accrued and other liabilities	(16,196)	(12,017)	(3,943)	(13,678)
Amounts payable to oil and gas property owners	649	(3,527)	(3,387)	3,311
Production taxes payable	(5,799)	(6,753)	(9,663)	(13,852)
Net cash provided by (used in) operating activities	$8,264	$37,316	$48,779	$91,141
Investing Activities:
Additions to oil and gas properties, including acquisitions	(25,419)	(83,114)	(86,680)	(194,123)
Additions of furniture, equipment and other	(209)	(269)	(991)	(878)
Proceeds from sale of properties and other investing activities	13	103	(1,225)	66,518
Proceeds from the sale of short-term investments	—	50,000	—	50,000
Cash paid for short-term investments	—	—	—	(114,883)
Net cash provided by (used in) investing activities	$(25,615)	$(33,280)	$(88,896)	$(193,366)
Financing Activities:
Principal payments on debt	(109)	(105)	(218)	(24,976)
Deferred financing costs and other	(680)	(1,821)	(1,078)	(2,821)
Net cash provided by (used in) financing activities	$(789)	$(1,926)	$(1,296)	$(27,797)
Increase (Decrease) in Cash and Cash Equivalents	(18,140)	2,110	(41,413)	(130,022)
Beginning Cash and Cash Equivalents	105,563	33,772	128,836	165,904
Ending Cash and Cash Equivalents	$87,423	$35,882	$87,423	$35,882

BILL BARRETT CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Net Income (Loss)	$(48,419)	$(44,581)	$(94,915)	$(56,312)
Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	40,392	52,674	82,408	104,928
Impairment, dry hole and abandonment expense	234	1,090	792	2,345
Exploration expense	21	92	48	125
Unrealized derivative (gain) loss	47,023	64,180	71,317	76,117
Deferred income tax benefit	—	(26,947)	—	(33,820)
Incentive compensation and other non-cash charges	2,102	2,470	5,431	5,213
Amortization of deferred financing costs	863	2,283	1,502	3,350
(Gain) loss on sale of properties	(708)	(644)	(708)	(682)
(Gain) loss on extinguishment of debt	(8,697)	818	(8,697)	(1,749)
Discretionary Cash Flow	$32,811	$51,435	$57,178	$99,515

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Net Income (Loss)	$(48,419)	$(44,581)	$(94,915)	$(56,312)
(Provision for) Benefit from income taxes	—	26,947	—	33,820
Income (Loss) before income taxes	(48,419)	(71,528)	(94,915)	(90,132)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	47,023	64,180	71,317	76,117
Impairment expense	—	445	183	503
(Gain) loss on sale of properties	(708)	(644)	(708)	(682)
(Gain) loss on extinguishment of debt	(8,697)	818	(8,697)	(1,749)
Adjusted Income (Loss) before income taxes	(10,801)	(6,729)	(32,820)	(15,943)
Adjusted (provision for) benefit from income taxes (1)	4,061	2,703	12,373	6,008
Adjusted Net Income (Loss)	$(6,740)	$(4,026)	$(20,447)	$(9,935)
Per share, diluted	$(0.13)	$(0.08)	$(0.41)	$(0.21)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Net Income (Loss)	$(48,419)	$(44,581)	$(94,915)	$(56,312)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	40,392	52,674	82,408	104,928
Impairment, dry hole and abandonment expense	234	1,090	792	2,345
Exploration expense	21	92	48	125
Unrealized derivative (gain) loss	47,023	64,180	71,317	76,117
Incentive compensation and other non-cash charges	2,102	2,470	5,431	5,213
(Gain) loss on sale of properties	(708)	(644)	(708)	(682)
(Gain) loss on extinguishment of debt	(8,697)	818	(8,697)	(1,749)
Interest and other income	(57)	(144)	(94)	(419)
Interest expense	15,423	17,390	31,169	33,820
(Provision for) Benefit from Income Taxes	—	(26,947)	—	(33,820)
EBITDAX	$47,314	$66,398	$86,751	$129,566

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for certain items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow, adjusted net income (loss) and EBITDAX exclude some, but not necessarily all, items that affect net income (loss) and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.